UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2016

Sierra Income Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-54650	45-2544432
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

280 Park Avenue, 6th Floor East

New York, NY 10017

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 759-0777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment and Restatement of the Revolving Credit Facility

On August 12, 2016 (the “Closing Date”), Sierra Income Corporation (the “Company”) entered into an Amended and Restated Senior Secured Revolving Credit Agreement (the “Amended and Restated Revolving Credit Agreement”), with the lenders (the “Lenders”) party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”). The Amended and Restated Revolving Credit Agreement amends and restates in its entirety the Company’s Senior Secured Revolving Credit Agreement (the facility provided thereunder as so amended and restated, the “Revolving Credit Facility”).

The Revolving Credit Facility was amended to, among other things, (i) extend the revolving period until August of 2019, (ii) extend the final maturity date until August of 2020, (iii) provide for Lenders to make loans to the Company exclusively denominated in U.S. dollars or denominated in U.S. dollars and Canadian dollars, (iv) decrease interest rates under the Revolving Credit Facility (a) for ABR loans, to ABR (with a minimum of 0.0%) plus 1.75% and (b) for Eurocurrency loans, to LIBOR (with a minimum of 0.0%) plus 2.75%, (v) permit a step down of the interest rate when the Company fulfills the Step Down Condition (as defined in the Amended and Restated Revolving Credit Agreement) (a) for ABR loans, to ABR (with a minimum of 0.0%) plus 1.50% and (b) for Eurocurrency loans, to LIBOR (with a minimum of 0.0%) plus 2.50%, (vi) increase the commitment fee rate to 1.50% if the Company’s used commitments are less than or equal to 40% of aggregate commitments, 0.75% if the Company’s used commitments are greater than 40% and less than or equal to 65% of aggregate commitments and 0.50% if the Company’s used commitments are greater than 65% of aggregate commitments and (vii) make changes to the borrowing base formulation.

As of August 12, 2016, total commitments under the Revolving Credit Facility were $175 million, comprised of $105 million in Dollar Commitments (as defined in the Amended and Restated Revolving Credit Agreement) and $70 million in Multicurrency Commitments (as defined in the Amended and Restated Revolving Credit Agreement).

Borrowings under the Revolving Credit Facility are subject to, among other things, a minimum borrowing/collateral base. Substantially all of the Company’s assets are pledged as collateral under the Revolving Credit Facility. In addition, the Revolving Credit Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well as the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) comply with various affirmative and negative covenants. The documentation for the Revolving Credit Facility also includes default provisions such as the failure to make timely payment under the Revolving Credit Facility, the occurrence of a change of control or replacement of SIC Advisors LLC, the Company’s registered investment adviser, and the failure by the Company to materially perform its obligations under the Amended and Restated Revolving Credit Agreement and the other Loan Documents (as defined in the Amended and Restated Revolving Credit Agreement), which, if not complied with, could accelerate repayment under the Revolving Credit Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Amended and Restated Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Revolving Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of August 12, 2016, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2016	SIERRA INCOME CORPORATION

	By:	/s/ Richard T. Allorto
Name: Richard T. Allorto, Jr. Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Senior Secured Revolving Credit Agreement, dated as of August 12, 2016, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent.